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                                                                    Exhibit 10.4

                          HILLENBRAND INDUSTRIES, INC.
                                   STOCK AWARD
                           (EFFECTIVE OCTOBER 5, 1999)


         1. Purpose. The purpose of the Hillenbrand Industries, Inc. Stock Award (hereinafter called the "Award") is to promote profitability and growth of Hillenbrand Industries, Inc. (the "Company") by offering an incentive payable in Company common stock to ("Executive") who contributes to such profitability and growth.

         2. Amount of Award. If the Executive's employment with the Company or its subsidiaries continues uninterrupted from October 5, 1999 through October 5, 2002 and subject to applicable withholding effected by the Company under Paragraph 5, the Company shall deliver to the Executive _____________ (_____) shares of the common stock, no par value of the Company ("Company Common Stock"); provided, however, that the Executive or, if deceased, his or her beneficiary shall also be eligible for the Award of the Company Common Stock if the Executive's employment is terminated before October 5, 2002 by reason of death or disability (as determined by the Committee). The shares of Company Common Stock delivered to the Executive shall be from shares held by the Company as treasury stock or from shares of the Company Common Stock acquired by the Company in the open market. Subject to the Executive's election to defer receipt of the shares of Company Common Stock pursuant to Paragraph 4, the shares shall be delivered to the Executive or, if deceased, to the Executive's beneficiary no later than October 5, 2002.

         3. Administration of the Award. The Award shall be administered by the Subcommittee of the Performance Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee shall have complete and full discretion in the administration and interpretation of the terms of the Award.

         4. Right to Defer Payment of Award.


              (a) Election to Defer Award. The Executive may elect to defer payment of the Award otherwise due in October, 2002 by completing a written election and delivering such election to the Committee before January 1, 2002. The election must state the duration of the deferral period and shall be irrevocable.

              (b) Nature of Deferral. While the Company shall not be required to set aside shares of Company Common Stock equal to the shares subject to the Award, the Committee shall cause an account to be established in the name of the Executive which shall be assumed to be invested in the Company Common Stock. Any dividends, stock dividends, stock splits and other rights inuring to the Company Common Stock during the deferral period, which would be normally payable on Company Common Stock, shall be assumed to be reinvested in the Company Common Stock at the market value on the date of the assumed payment. At the end of the deferral period elected by the Executive or, if earlier, within sixty (60) calendar days of the date on which the Executive's employment is terminated, the Company, consistent with Paragraph 2 and subject to Paragraph 5, shall pay the Executive in shares of Company Common Stock in the value of his or her account.





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              (c) Financial Hardship. A withdrawal from the Executive's deferred account shall be permitted prior to the termination of the deferral period in the event that the Executive experience serious financial hardship which is beyond the Executive's control and which would cause the Executive a severe hardship if such withdrawal were not permitted. Serious financial hardship may be incurring a disability or unexpected and unreimbursed major expenses resulting from illness or accident or impending bankruptcy. The Executive must apply to the Committee for a serious financial hardship withdrawal and demonstrate that the circumstances being experienced were not under the Executive's control and constitute a real emergency which is likely to cause great financial hardship. The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for the Executive's withdrawal request. If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount of the Executive's account which would have been payable if the Executive's employment with the Company was terminated. If the Executive makes a withdrawal, the amount of the Executive's deferred account under this Award shall be proportionately reduced to reflect the withdrawal. Also, the withholding requirements described in Paragraph 5 shall also be effected before the withdrawal.

         5. Withholding. Any payment of Company Common Stock under this Award shall be subject to applicable federal and state withholding requirements. Hence, unless the Executive delivers a check to the Company equal to the required withholding, the number of shares distributed shall be reduced to meet the Executive's applicable withholding requirements.

         6. Designation of Beneficiary. The Executive shall be permitted to provide to the Committee a beneficiary designation for receipt of his or her Award after death. If the Executive fails to designate a beneficiary, or if the designated beneficiary predeceases the Executive, the Award shall be paid to the deceased Executive's spouse, if living, or if such spouse is not living, to the deceased Executive's estate.

         7. Adjustments. If there is a change in the outstanding shares of the Company Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change occurring after October 5, 1999, the Committee shall adjust the number of shares of Company Common Stock subject to the Award to reflect the change, and such adjustment shall be conclusive and binding upon the Executive and the Company. If cash dividends or distributions are paid to persons who are shareholders of record on or after October 5, 1999, such dividends shall be deemed to be paid with regard to the Award shares and reinvested in Company Common Stock at the market value on the date of the deemed payment. The Committee shall adjust the number of shares subject to the Award to reflect such cash dividends or distributions, and such adjustment shall be conclusive and binding on the Executive and the Company.

         8. Non-Transferability. No amounts payable under the Award shall be transferable by the Executive other than by his designation of a beneficiary pursuant to Paragraph 6. The amounts payable under the Award shall be exempt from the claims of creditors of the Executive and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

         9. Amendments to Award. The Award may only be modified upon the mutual agreement of the Company and the Executive.




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         10.  Source of Benefit Payments. The payment of the Award to the
Executive shall be paid solely from the general assets of the Company. Until the actual delivery of the shares of Company Common Stock, the Executive shall not have any interest in any specific assets of the Company, including shares of Company Common Stock, under the terms of the Award. The Award shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind, or a fiduciary relationship between the Executive and the Company. Until such time of payment, no shares of the Company Common Stock shall be set aside by the Company for the Award.

         11. Successors and Assigns. This Award shall be binding upon the successors and assigns of the Company.

Effective Date:  October 5, 1999

                                 HILLENBRAND INDUSTRIES, INC.


                                 By:  /S/  W August Hillenbrand
                                      ------------------------------------
                                           W August Hillenbrand, President and
                                           Chief Executive Officer


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